UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☒ Preliminary Information Statement

☐ Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐ Definitive Information Statement

TRYCERA FINANCIAL, INC.
(Name of Registrant As Specified In Charter)

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	1)	Title of each class of securities to which transaction applies:

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	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4)	Date Filed:

TRYCERA FINANCIAL, INC.
18100 VON KARMAN AVE. SUITE 850
IRVINE, CALIFORNIA 92612
(949) 705-4480

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934 AND REGULATION 14C THEREUNDER
__________________

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY
__________________

To the Stockholders of Trycera Financial, Inc..:

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of common stock, $0.001 par value per share (the “Common Stock”), of Trycera Financial, Inc., a Nevada corporation (the “Company”), to notify the Stockholders that on January 31, 2014, the Company received a majority written consent in lieu of a meeting of the holders of 62.55% of the Company’s Common Stock (“Majority Stockholders”), together holding in the aggregate more than a majority of the total voting power of all issued and outstanding voting capital of the Company.   The Majority Stockholders authorized the following:

•	The 1,000 for 1 reverse stock split of the Company’s issued and outstanding shares of Common Stock; and

•	Amendment of our Articles of Incorporation to decrease the authorized number of shares of Common Stock from 2,000,000,000 to 500,000,000; and

•	Amendment to our 2004 Stock Option/Stock Issuance Plan to decrease the number of shares authorized under the plan from 250,000,000 to 50,000,000.

On January 31, 2014, the Board of Directors of the Company (the “Board”) approved, and recommended to the Majority Stockholders that they approve the action listed above (collectively, the “Actions”).

Only stockholders of record at the close of business on January 31, 2014 are entitled to notice of these corporate actions. This written consent was obtained pursuant to Section 607.0704 of the Nevada Business Corporation Act, as amended.

For further information regarding the matters as to which stockholder consent was given, I urge you to carefully read the accompanying Information Statement. If you have questions about these proposals or would like additional copies of the Information Statement, you should contact Ray Smith, Secretary, Trycera Financial, Inc., 18100 Von Karman Avenue, Suite 850, Irvine, California 92612; telephone: (949) 705-4480.

By order of the Board of Directors

/s/ Ray A Smith
Ray A Smith
President and Chief Executive Officer

Irvine, California
February 6, 2014

TRYCERA FINANCIAL, INC.
18100 VON KARMAN AVE. SUITE 850
IRVINE, CALIFORNIA 92612
(949) 705-4480

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

This Information Statement (the “Information Statement”) is being mailed on or about February 7, 2014 to the holders of record at the close of business on January 31, 2014, of the Common Stock of Trycera Financial, Inc., a Nevada corporation (“Trycera” or the “Company”), in connection with action by written consent in lieu of stockholders meeting to authorize and approve:

•	The 1,000 for 1 reverse stock split of the Company’s issued and outstanding shares of Common Stock; and

•	Amendment of our Articles of Incorporation to decrease the authorized number of shares of Common Stock from 2,000,000,000 to 500,000,000; and

•	Amendment to our 2004 Stock Option/Stock Issuance Plan to decrease the number of shares authorized under the plan from 250,000,000 to 50,000,000.

 Members of the Board of Directors and stockholders owning or having voting authority for 382,715,080 shares of outstanding Common Stock have voted in favor of the above actions (the “Consenting Stockholders”).  These stockholdings represent approximately 62.55% of the total outstanding Common Stock of Trycera sufficient to take the proposed action on the record date of January 31, 2014.  Pursuant to Reg.§240.14c-2(b), these actions will not be effective until 20 days after this Information Statement is mailed to stockholders.  Dissenting stockholders do not have any statutory appraisal rights as a result of the action taken.  The Board of Directors does not intend to solicit any proxies or consents from any other stockholders in connection with this action.

There will not be a meeting of shareholders and none is required under Nevada General Corporation Law when an action has been approved by written consent of the holders of a majority of the outstanding shares of our Common Stock.

This Information Statement is being distributed pursuant to the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The entire cost of furnishing this Information Statement will be borne by Trycera.  We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

WHAT VOTE WAS REQUIRED TO APPROVE THE AMENDMENT?

For the approval of the proposed corporate actions, the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote at the record date, or 305,904,224 shares, was required for approval.

CONSENTING SHAREHOLDERS

On January 31, 2014, our Board of Directors unanimously adopted resolutions declaring the advisability of, and recommended that shareholders approve the amendment to the Company’s Articles of Incorporation to authorize a reverse split of one-for-one thousand of its shares of common stock and decrease the number of authorized shares of common stock and decrease the number of shares authorized under our 2004 Stock Option/Stock Issuance Plan.  In connection with the adoption of these resolutions, the board elected to seek the written consent of the holders of a majority of our outstanding shares in order to reduce the costs and implement the proposals in a timely manner.  As of January 31, 2014, there were issued and outstanding (i) 611,808,446 shares of our Common Stock; and (ii) no shares of our Series A Preferred Stock

On January 31, 2014, the following consenting shareholders, who collectively own 62.55% of our common stock, consented in writing to the proposed Amendment:

Name	No. of Shares	Percentage

Ray A Smith	191,000,000	31.22%
Bryan Kenyon	191,715,080	31.34%

Under Nevada law, we are required to give all shareholders written notice of any actions that are taken by writtten consent without a shareholder meeting.

We are not seeking written consent from any of our shareholders and our other shareholders will not be given an opportunity to vote with respect to the transactions.  All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purposes of:

•	Advising shareholders of the action taken by written consent, as required by Nevada law;

Shareholders who were not afforded an opportunity to consent or otherwise vote with respect to the actions taken have no right under Nevada law to dissent or require a vote of all our shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 31, 2014, the number and percentage of shares of Common Stock of the Company, owned of record and beneficially, by each person known by the Company to own 5% or more of such stock, each director of the Company, and by all executive officers and directors of the Company, as a group:

Name and Address	Number of Shares(1)	Percentage (2)

Ray Smith	191,000,000	31.22%
18100 Von Karman Ave, Ste 850
Irvine, CA 92612

Bryan Kenyon	191,715,080	31.34%
18100 Von Karman Ave, Ste 850
Irvine, CA 92612

All officers and directors as a group (1 person)	281,500,000	46.01%

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or exercisable within 60 days of the date of this table. As of the date of this table, there are no outstanding options or warrants.

(2) Applicable percentages are based on 611,808,446 shares of our Common Stock outstanding on January 31, 2014.

APPROVAL OF AMENDMENT OF THE COMPANY’S
CERTIFICATE OF INCORPORATION

The reverse stock split and the reduction in our authorized Common Stock will become effective on the date that we file the Certificate of Amendment to the Articles of Incorporation of the Company (the “Amendment”) with the Secretary of State of the State of Nevada.  We intend to file the Amendment with the Secretary of State of the State of Nevada promptly after the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders.

Notwithstanding the foregoing, we must first notify FINRA of the intended reverse stock split by filing the Issuer Company Related Action Notification Form no later than ten (10) days prior to the anticipated record date of such action.  Our failure to provide such notice may constitute fraud under Section 10 of the Exchange Act.

We currently expect to file the Amendment on or about February 28, 2014.

Reverse Split

As a result of the Reverse Stock Split, which is defined by the SEC as the proportionately reduction in number of shares and increase in share price, each share of Common Stock outstanding at the effective time of the Reverse Split, will, without any action on the part of the holder thereof, each outstanding share will become one-one thousandth of a share of Common Stock.  The amendment will not affect the par value per share of the Company’s common stock and will remain $.001.  For purposes of this description, the Common Stock, as presently constituted, is referred to as the “Old Common Stock” and the Common Stock resulting from the Reverse Split is referred to as the “New Common Stock.”  The bid price of the Company’s Common Stock on January 31, 2014 was $0.01.

The Reverse Split will become effective upon the filing with the Secretary of State of Nevada of an amendment to the Company’s Articles of Incorporation which states that, upon the filing of the Certificate of Amendment, each share of Old Common Stock then issued and outstanding would automatically become such fraction of a share of New Common Stock as determined by the Board.

Purpose and Effects of the Reverse Split

The principal effects of the Reverse Split will be as follows:

Based upon the 611,808,446 shares of Old Common Stock outstanding on the Record Date, the Reverse Split of one-one thousandth would decrease the outstanding shares of Old Common Stock by approximately 99.9% or to 611,809 shares.

The Company will obtain a new CUSIP number for the New Common Stock at the time of the Reverse Split.  Following the effectiveness of the Reverse Split, each yet to be determined number of shares of Old Common Stock, without any action on the part of the holder, will represent one share of New Common Stock.

Subject to the provisions for elimination of fractional shares, as described below, consummation of the Reverse Split will not result in a change in the relative equity position or voting power of the holders of Old Common Stock.

The Amendment to the Company’s Articles of Incorporation will be filed with the Secretary of State of Nevada no later than ten days after the mailing of this Information Statement.  The Reverse Split would become effective as of the date of such filing (the “Effective Date”).

The Reverse Split will decrease the number of shares of Old Common Stock outstanding and presumably increase the per share market price for the New Common Stock. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it, or the Company’s reputation in the financial community, but in practice this is not necessarily the case, as many investors look upon a stock trading at or under $1.00 per share as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks.

Many leading brokerage firms are reluctant to recommend lower-priced securities to their clients and a variety of brokerage house policies and practices currently tend to discourage individual brokers within firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that make the handling of lower priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of lower priced stocks because the brokerage commission on a sale of a lower priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced issue.

The Board of Directors believes that the Reverse Split is in the best interest of the Company and its shareholders because it would reduce the number of shares of its Common Stock outstanding to amounts that the Board of Directors believes are more reasonable in light of its size and market capitalization.  The Company requires additional capital for its operations and does not believe that it will be able to raise the necessary capital unless the price of the Common Stock is higher than the current Common Stock price levels. However, no assurance can be given that the Reverse Split will result in any increase in the Common Stock price or that the Company will be able to complete any financing following the Reverse Split.

As mentioned above, the Board of Directors and the shareholders owning or voting a majority of the Common Stock have approved the DECREASE in the number of common shares authorized from 2,000,000,000 to 500,000,000 by means of an amendment to Article III of our Articles of Incorporation.

The result of the Reverse Split will only affect the issued and outstanding shares. After the reverse is completed and the Amended Articles have been filed, the Company will be still be able to issue up to 500,000,000 shares or up to an additional 499,388,191 shares of its Common Stock.  Under the Company’s Certificate of Incorporation, the Board of Directors of the Company has authority to issue authorized and unissued shares of Common and Preferred Stock without obtaining approval from the holders of the Common Stock. It is important we preserve our flexibility to issue additional shares of Common Stock. The Board believes that the additional authorized shares of Common Stock is advisable to provide us with the flexibility to take advantage of opportunities to issue such stock in order to obtain capital, as consideration for possible acquisitions or for other purposes including, without limitation, the issuance of additional shares of Common Stock through stock splits and stock dividends in appropriate circumstances. There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of Common Stock.

Exchange of Certificate and Elimination of Fractional Share Interests

On the Effective Date, shares of Old Common Stock will automatically be combined and changed into one share of New Common Stock.  No additional action on the part of the Company or any shareholder will be required in order to affect the Reverse Split. Shareholders will be requested to exchange their certificates representing shares of Old Common Stock held prior to the Reverse Split for new certificates representing shares of New Common Stock. Shareholders will be furnished the necessary materials and instructions to affect such exchange promptly following the Effective Date. Certificates representing shares of Old Common Stock subsequently presented for transfer will not be transferred on the books and records of the Company but will be returned to the tendering person for exchange. Shareholders should not submit any certificates until requested to do so.  In the event any certificate representing shares of Old Common Stock is not presented for exchange upon request by the Company, any dividends that may be declared after the Effective Date of the Reverse Split with respect to the Common Stock represented by such certificate will be withheld by the Company until such certificate has been properly presented for exchange, at which time all such withheld dividends which have not yet been paid to a public official pursuant to relevant abandoned property laws will be paid to the holder thereof or his designee, without interest.

No fractional shares of New Common Stock will be issued to any shareholder.  Accordingly, shareholders of record who would otherwise be entitled to receive fractional shares of New Common Stock, will, upon surrender of their certificates representing shares of Old Common Stock, receive a new certificate representing the New Common Stock rounded up to the nearest whole share.

Anti-Take Over and Dilutive Effect.

It is possible that additional shares of Common Stock would be issued under circumstances which would make the acquisition of a controlling interest in us more difficult, time-consuming, costly or otherwise discourage an attempt to acquire control of us. Under such circumstances the availability of authorized and unissued shares of Common Stock may make it more difficult for stockholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of us by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the board in opposing such an attempt by a third party to gain control of us or could also be used to dilute ownership of a person or entity seeking to obtain control of us. Although we do not currently contemplate taking such action, shares of Common Stock could be issued for the purposes and effects described above and the Board reserves its rights to issue such stock for such purposes.

The issuance of additional shares of Common Stock pursuant to this proposal may be dilutive.

Federal Income Tax Consequences of the Reverse Split

The combination of shares of the Old Common Stock into one share of New Common Stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the Old Common Stock will be transferred to the New Common Stock received in exchange therefor.

This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Split may not be the same for all shareholders. Shareholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.

AMENDMENT TO THE 2004 STOCK OPTION/STOCK ISSUANCE PLAN

On May 11, 2004, our Board of Directors adopted the 2004 Stock Option/Stock Issuance Plan (the “Plan”).  Our shareholders approved the Plan effective June 14, 2004. The purpose of the Plan is to provide eligible persons an opportunity to acquire a proprietary interest in our Company and as an incentive to remain in the service of the Company.  The Plan was updated on June 7, 2007, to increase the number of shares of Common Stock authorized in the Plan from 5,000,000 to 10,000,000 and then again on September 11, 2009 an authorized plan increase from 10,000,000 to 250,000,000.  Awards under the Plan consist of both non-qualified options and options intended to qualify as “Incentive Stock Options” under Section 422 of the Internal Revenue Code granted under the option grant program of the Plan and stock grants made under the stock issuance plan provisions of the Plan.

The following discussion sets forth the material terms and conditions of the Plan:

Administration

The Plan is administered by our Board of Directors which acts as the plan administrator.  However, at the discretion of the Board, it may establish a committee of members of the Board to which committee the Board may delegate administration of the Plan. Members of the Board are elected by the shareholders at the annual meeting of shareholders for a term of one year. Our bylaws provide that annual meetings are to be scheduled by the Board of Directors. Non-employee members of the Board and the Advisory Board, and non-employee members of the Board of Directors of our subsidiaries, are eligible to participate in the Plan.

The Board of Directors will select the employees, directors and consultants who will be granted options or issued stock under the Plan and, subject to the provisions of the Plan, will determine the terms and conditions and number of shares subject to each option or stock issuance. The Board will also make any other determinations necessary or advisable for the administration of the Plan and its determinations will be final and conclusive.

Shares Subject to the Plan

The Plan authorizes the issuance of shares or the granting of either incentive stock options or non-incentive stock options to purchase in the aggregate up to 10,000,000 shares of our Common Stock. The shares available for issuance will be increased or decreased according to any reclassification, recapitalization, stock split, stock dividend or other such subdivision or combination of our Common Stock. Shares of our Common Stock subject to unexercised options that expire or are terminated prior to the end of the period during which options may be granted under the Plan will be restored to the number of shares available for issuance under the Plan.

Eligibility

The persons eligible to participate in the Plan are as follows: employees of our Company and any of its subsidiaries; non-employee members of our Board or non-employee members of the board of directors of any of our subsidiaries; and consultants and other independent advisors who provide services to us or any of our subsidiaries. Options may be granted, or shares issued, to consultants or advisors who are natural persons and who provide bona fide services to us or one of our subsidiaries, provided that the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for our securities.

The Plan administrator has full authority to determine which eligible persons are to be granted options and to fix the terms of the options granted not inconsistent with the provisions of the Plan. The Plan administrator also has full authority to determine which eligible persons are to be issued shares pursuant to the Plan and the terms upon which those shares are to be issued not in consistent with the provisions of the Plan. In general, there is no limitation regarding the amount of securities that an eligible optionee or participant may receive or purchase.

(Intentionally left Blank)

Issuance of Stock and Exercise Price of Options

The Plan administrator will determine the number of shares to be issued under the stock issuance program and the purchase price thereof, and the number of shares that the optionee may purchase upon exercise of the option and the price at which the shares may be purchased. The aggregate fair market value as of the respective date or dates of the grant of any one or more options to any employee under the Plan, or any other option plan of our Company or its subsidiaries, which may for the first time become exercisable as an incentive stock option during any one calendar year cannot exceed the sum of $100,000. To the extent that an employee holds two or more of such options which become exercisable for the first time in the same calendar year, the $100,000 limitation on the right to exercise of those options as incentive stock options will be applied on the basis of the order in which the options were granted. Those options which are included in any amounts in excess of the $100,000 limitation will be deemed to be nonstatutory options and exercisable as nonstatutory options.

Irrespective of whether a participant’s shares are vested or are held in escrow, a participant to whom shares under the stock issuance plan have been issued will have the right to vote those shares and to receive any regular cash dividends paid on those shares.

Term

The Plan will continue in effect until all of the stock available for grants or issuance has been acquired through exercise of options or grants of shares, or until May 1, 2014, whichever is earlier.  The Plan may also be terminated in the event of certain corporate transactions such as a merger or consolidation or the sale, transfer or other disposition of all or substantially all of our assets. The Plan may be terminated earlier or modified by the Board provided that no rights of optionees or participants may be altered unless with the consent of the persons holding options or shares of Common Stock pursuant to the Plan who are affected.

All options available to be granted, and stock to be issued, under the Plan must be granted or issued by May 1, 2014.  The Plan administrator will determine the actual term of the options but no option will be exercisable after the expiration of 10 years from the date granted. No incentive stock option granted to an employee who owns more than 10% of the combined voting power of all the outstanding classes of stock in the Company may be exercised after five years from the date of grant. All options and unvested stock issuances outstanding at May 1, 2014, under the Plan shall continue to have full force and effect in accordance with the provisions of the documents evidencing such options or issuances.

The options granted pursuant to the Plan are not transferable except by will or the laws of descent and distribution. Shares granted under the stock issuance program are not transferable until the shares are vested.

Material Terms of Stock Options

Stock option awards under the Plan consist of nonstatutory stock options (NSOs) and incentive stock options (ISOs).  ISOs may be granted only to our employees or the employees of one of our subsidiaries.

The purchase price under each option is established by the Plan administrator, but in no event will it be less than 100% of the fair market value of our Common Stock for ISOs and 85% for NSOs. The price applicable to any option holder who holds more than 10 percent of our outstanding Common Stock, or the stock of any of our subsidiaries, will be 110% percent of fair market value. The aggregate exercise price, plus applicable taxes, are due and payable in cash or check on the date of the exercise of an option. However, the Plan administrator may permit payment of the total amount due by a full-recourse, interest-bearing promissory note secured by the shares; shares of our Common Stock valued at fair market value on the date of exercise of the option; or through a special sale and remittance procedure through a designated brokerage firm.

The Plan administrator will fix the terms of each option, but no option can be granted for a term in excess of 10 years. The term of such an option will not be longer than five years in the case of any option holder who holds, on the date of the grant of an ISO, more than 10% of the outstanding Common Stock of our Company or any of its subsidiaries. Upon termination of services for us or one of our subsidiaries, the option holder will have a limited time in which to exercise vested options. The Plan administrator will not impose a vesting schedule upon any options granted which provides for exercise of an option for less than 20 percent of the shares subject to the option and with an initial installment for vesting which is fixed for a longer period than one year from the date of grant of the option.

During the lifetime of the person to whom an option has been granted, only that person has the right to exercise the option and that person cannot assign or transfer any right to the option.  Upon the death of the person to whom an option has been granted, the option may be exercised only by those persons who inherit from the holder of the option by will or under the applicable laws of descent and distribution.

A person to whom an option has been granted will not have any rights as a shareholder until the option has been exercised, the full exercise price and withholding taxes payable have been paid respecting the shares issuable upon exercise of the option, and the person exercising the option has become a shareholder of record.

The Plan administrator has the authority, with the consent of the option holder affected, to cancel outstanding options and to grant in substitution therefore new options covering the same or a different number of shares at an exercise price per share based upon the fair market value per share of such stock on the date of the grant of a new option.

If an employee is terminated for cause, the unvested options granted to him will terminate immediately upon his employment termination date. Upon termination of employment with or service to our Company or any of its subsidiaries of an optionee, except termination for misconduct, the following provisions will apply:

•
After termination of employment or service of an optionee for any reason other than disability, death or termination for misconduct, the optionee will have a period of three months following the date of termination of employment or service of the optionee within which to exercise all options which have vested as of the date of such termination.

•
Upon termination of service by reason of total disability, the optionee will have a period of 12 months following the date of termination within which to exercise all options which have vested as of the date of such termination.

•
If the employment or service of an optionee terminates by reason of the death of that optionee the personal representative of the estate of the deceased optionee or the person or persons to whom an option passes by will or the laws of descent and distribution will have a period of 12 months within which to exercise all options which have vested at the date of the death of the optionee.

•	Under no circumstance of termination of employment or service will any options be exercisable after the specified term of the option has expired.

•
The Plan administrator shall have the discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to extend the period of time for which the option is to remain exercisable following optionee’s cessation of service or death from the limited period otherwise in effect for that option to such greater period of time as the Plan administrator shall deem appropriate, but in no event beyond the expiration of the option term; and/or permit the option to be exercised, during the applicable post-service exercise period, not only with respect to the number of vested shares for which such option is exercisable at the time of the optionee’s cessation of service but also with respect to one or more additional installments in which the optionee would have vested under the option had the optionee continued in service.

Material Terms of Stock Grants

At the discretion of the Plan administrator, shares may be granted at such cost as determined by the Plan administrator, or for no monetary compensation.

Stock issued under the stock issuance Plan may vest immediately or upon terms established by the Plan administrator.

Irrespective of whether a participant’s shares are vested or are held in escrow, a participant to whom shares under the stock issuance Plan have been issued will have the right to vote those shares and to receive any regular cash dividends paid on those shares.

If employment with or service to us terminates for whatever cause at a time when the participant holds unvested shares issued under the stock issuance plan, those shares will be immediately surrendered to us and cancelled. In the event the participant paid for the shares surrendered in cash or cash equivalent, the amount of that consideration will be repaid. In the event that the participant furnished a promissory note in payment of shares surrendered, the remaining balance of that note attributable to the surrendered shares will be cancelled. In the sole discretion of the Plan administrator, the surrender and cancellation of any unvested shares issued under the stock issuance plan may be waived at any time by the Plan administrator subject to such terms and conditions or on no terms and conditions as the Plan administrator may determine.

The following is a general discussion of the federal income tax consequences of the issuance and exercise of the options to the recipient and to our Company.  Because the application and effect of federal taxation depends for specific results on the precise circumstance of the individual option holder and individual participant in the Plan, persons are directed to seek the advice of their legal and tax professionals for specific appropriate guidance in respecting options and shares acquired under the Plan. Moreover, because state and local laws respecting income taxes are variable, persons are further directed to seek the advice of such professionals regarding the effect of these laws.

The Option Grant Program

Incentive Stock Options. Generally, neither the grant of an ISO nor the exercise of that option and acquisition of shares of common stock causes the recognition by the optionee of federal income taxes except as a particular optionee may be liable for such taxation under the alternative minimum tax provisions of the Internal Revenue Code discussed below. No withholding of federal taxes is required upon the exercise of an ISO or disposition of the shares of common stock acquired by exercise of that option.  In order to qualify for the federal income tax benefits afforded by ISO’s, an optionee must hold shares of common stock acquired by exercise of an ISO for a period of two years from the date of the grant of the option and for a period of one year after the date of exercise of the option before the optionee disposes of those shares.  An earlier disposition of those shares, generally, will be a disqualifying disposition. On a qualifying disposition of shares of common stock acquired by exercise of an ISO, any gain or loss will be recognized by the optionee as a capital gain or loss. This means that the rate of taxation on gain, if any, generally, will be lower than the rate of taxation applicable to ordinary income on the amount of the gain.  Gain, if any, will be the amount received on disposition by the optionee of the shares of common stock acquired by exercise of an ISO in excess of the amount paid for those shares of common stock.

Not all dispositions of shares of common stock, though held for less than the specified holding periods of two and one years will be disqualifying dispositions.  Examples are transfer by will or under the laws of descent and distribution; certain exchanges of stock for stock provided for in the Internal Revenue Code; transfer to pledges, but not sales by the pledges; transfer by a spouse to a spouse incident to a divorce decree; and certain transfers to joint ownership by the optionee and another person.  Upon a disqualifying disposition where the optionee realizes a gain, that portion of the gain by which the fair market value of the shares of common stock on the date of exercise of the ISO exceeds the exercise price for those shares on the date of exercise of the option, will be taxed at ordinary income rates.  The remainder of the gain, if any, will be taxed at, generally, more favorable capital gain rates. However, a particular optionee may be liable to the alternative minimum tax provisions of the Internal Revenue Code.

The excess, if any, of the fair market value of shares of common stock on the date of exercise of an ISO over the exercise price paid for those shares on the date of such an exercise, will be subject to an adjustment dictated by alternative minimum tax requirements depending upon the overall personal income of a particular optionee.  When the alternative minimum tax provisions apply, and there is a disposition of the relevant shares of common stock and, further, depending upon whether the disposition is a qualifying or a disqualifying disposition of the relevant shares a portion of any gain may be taxed as ordinary income and a portion of such gain may be taxed as capital gain.  In some cases, the capital gain rates, in these circumstances, are higher than normal capital gain rates but more favorable than ordinary income tax rates.

Internal Revenue Code Section 83(b) does not permit acceleration of ordinary income to the time of the exercise of an unbelted ISO under regular federal income tax regulations. This section does permit such acceleration where the alternative minimum tax provisions apply.

Nonstatutory Stock Options.  Generally, the exercise of an NSO results in ordinary income taxable to the optionee at rates applicable to that optionee in an amount equal to the difference in the price paid for shares of common stock on exercise of the option and the fair market value of those shares on the date of exercise of the NSO. Upon the exercise of an NSO, the optionee must pay withholding taxes, social security taxes and Medicare taxes applicable to ordinary income taxable upon exercise of the NSO. In certain circumstances, where shares of common stock are acquired upon exercise of an NSO because the optionee cannot transfer those shares and the optionee is subject to a forfeiture applicable to those shares as, for example, where the optionee is an officer or director of the issuer or the holder of more than 10% of the outstanding shares of common stock of the issuer, and is therefore, subject to forfeiture under Rule 16(b) of the Exchange Act or where the shares purchased are unvested option shares, ordinary income otherwise taxable to the optionee is deferred until the relevant shares of common stock are either transferable or not subject to forfeiture. Notwithstanding that taxation of ordinary income is normally deferred in the circumstances described above, an optionee may elect to recognize ordinary income taxable at the time of exercise of an NSO as permitted under Section 83(b) of the Internal Revenue Code.

Furthermore, Internal Revenue Code Section 162(m) limits the amount that the Company may deduct for compensation paid to our chief executive officer and to each of our key executives and highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the set option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility. The Board of Directors and management cannot predict how the deductibility limit may impact the Company’s compensation program in future years. While the Company has not adopted a formal policy regarding tax deductibility of compensation paid to our chief executive officer and our other highly compensated officers, the Company expects to consider tax deductibility under Section
162(m) of the Internal Revenue Code as a factor in compensation decisions, when and as it becomes relevant.

The Stock Issuance Plan

Any shares of Common Stock issued to a participant as a bonus or as an incentive to accept employment with the issuer or any of its subsidiaries will be subject to federal taxation as ordinary income in the amount of the fair market value of those shares on the date of issuance. In circumstances when a participant purchases shares of Common Stock under our stock issuance plan at a price less than the fair market price of those shares on the date of issuance thereof, the participant will have taxable ordinary income in the amount of the difference between the price paid for the relevant shares and the fair market value thereof on the date of issuance of the shares. In either case, the participant will have to pay applicable withholding taxes, social security taxes and Medicare taxes.

Amendment to the Plan

The Board of Directors has complete and exclusive power and authority to amend or modify the Plan. However, no amendment or modification can adversely affect the rights and obligations with respect to options or unvested stock issuances which are outstanding under the Plan unless the optionee or the participant consents to the amendment or modification.  Also, the Board of Directors cannot amend the Plan, without shareholder approval, in a manner which would:

•	cause options which are intended to qualify as incentive options to fail to qualify;
•	increase the number of shares issuable over the term of the Plan;
•	cause the Plan to fail to meet the requirements of Rule 16b-3; or
•	violate applicable law.

Options may be granted, and shares may be issued, under the Plan which are in each instance in excess of the number of shares then available for issuance, so long as any excess shares actually issued would be held in escrow until shareholder approval is obtained to amend the Plan to increase the number shares available for issuance.  If shareholder approval were not obtained within twelve months after the date the first excess of issuances are made, then any unexercised options granted on the basis of this excess shares would terminate and cease to be outstanding and we would promptly refund to the optionees and the participants the exercise or purchase price paid for any excess shares issued under the Plan and held in escrow, together with interest for the period the shares were held in escrow, and the shares would thereupon be automatically canceled and cease to be outstanding.

Recommendation of the Board of Directors

Our Board of Directors have concluded that the proposal to decrease the number of shares under our stock option/stock issuance Plan was advisable and fair to and in the best interests of the Company and our stockholders.

Text of Plan Amendment

Paragraph 1 of Section 1(E) of the Stock Option/Stock Issuance Plan will be amended to read as follows (changed language is bracketed and struck through):

The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 50,000,000 shares.

Effectiveness of the Approval of the Plan by the Shareholders

The approval of the amendment to the Plan by the shareholders will become effective twenty days following the mailing of this information statement to our shareholders.

No Appraisal Rights

Under Nevada law, our shareholders are not entitled to appraisal rights with respect to the approval of the Plan.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of the Plan. Management has obtained this approval through the written consent of shareholders owning and a proxy holder holding a majority of the voting control of our Company. Thus, a meeting to approve the Plan is unnecessary, and management decided to forego the expense of holding a meeting to approve this matter.

FORWARD LOOKING STATEMENTS

This Information Statement and other reports that we file with the SEC contain forward-looking statements about our business containing the words “believes,” “anticipates,” “expects”  and words of similar import.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results or performance to be materially different from the results or performance anticipated or implied by such forward-looking statements.  Given these uncertainties, shareholders are cautioned not to place undue  reliance on forward-looking statements.  Except as specified in SEC regulations, we have no duty to publicly release information that updates the forward-looking statements contained in this Information Statement.  An investment in our Company involves numerous risks and  uncertainties, including those described elsewhere in this Information Statement.  Additional risks will be disclosed from time-to-time in our future SEC filings.

ADDITIONAL INFORMATION

This Information Statement should be read in conjunction with certain reports that we previously filed with the  Securities and Exchange Commission  (the “SEC”), copies of these reports are not included in this Information Statement but may be obtained from the SEC’s web site at “www.sec.gov.” We will mail copies of our prior SEC reports to any shareholder upon written request.

                                                                BY ORDER OF THE BOARD OF DIRECTORS

                                                                /s/ Ray Smith
                                                                Ray Smith, President
Irvine, California
February 6, 2014